Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Contact: Robert M. Thornton, Jr. Chief Executive Officer (770) 933-7004

SUNLINK HEALTH SYSTEMS’ SUBSIDIARY REACHES AGREEMENT

TO SELL MEDICAL OFFICE BUILDING COMPLEX IN ELLIJAY, GEORGIA

Atlanta, GA (December 19, 2016) – – SunLink Health Systems, Inc. (NYSE:MKT: SSY) today announced that it sold its medical office building complex, comprised of land and three buildings in Ellijay, GA for $4,900,000. The company expects to recognize a pre-tax gain on the sale of the property of approximately $2,700,000 and a pre-tax loss on the early extinguishment of the property’s related debt of approximately $300,000 in its second fiscal quarter ending December 31, 2016. The company expects net proceeds from the sale of approximately $2,600,000. The proceeds will be retained for working capital and general corporate purposes.

SunLink Health Systems, Inc. is the parent company of subsidiaries that own and operate healthcare facilities in the Southeast and a pharmacy company in Louisiana. Each of the company’s healthcare facilities is operated locally with a strategy of linking patients’ needs with dedicated physicians and healthcare professionals. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2016 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.